Exhibit 10.1
Services Agreement
          This Services Agreement (“Agreement”) is entered into as of March 20, 2009, by and between Edmund S.W. Tse (“Special Advisor”), American International Assurance Company, Limited (the “Company”) and, solely with respect to paragraph 4, American International Group, Inc.
1.	Purpose of Engagement
(a)	During the term of this Agreement, Special Advisor will serve as Honorary Chairman of the Company, providing advisory and other consulting services.

(b)	Special Advisor will exercise due care, conduct himself with proper regard to the best interest of the Company and use his best efforts to promote its interests.
2.	Term
(a)	This Agreement will commence on March 24, 2009 and will continue for a one-year period thereafter, subject to future extensions as may be agreed to in writing by both parties and subject to early termination as provided in paragraph 5 (the “Term”).
3.	Fees

During the Term, the Company will pay Special Advisor an annual fee of USD $250,000, prorated for any partial years during the Term. Special Advisor will submit quarterly invoices, and the Company will pay the fee on a quarterly basis.

4.	Transaction or Completion Bonus

American International Group, Inc. agrees to pay Special Advisor a reasonable transaction or completion bonus in an amount to be determined by American International Group, Inc. in its sole discretion in the event of a sale or IPO of any foreign life operations (subject, of course, to any restrictions on American International Group, Inc.’s ability to pay such a bonus). Any such transaction or completion bonus will survive the termination or expiration of this Agreement.

5.	Renewal and Termination
(a)	Special Advisor or the Company may terminate this Agreement and the Term before its scheduled expiration by giving thirty (30) days’ notice in writing.

(b)	The Company may immediately terminate this Agreement and the Term before its scheduled expiration by written notice to Special Advisor without the notice required by paragraph (5)(a) if Special Advisor is (i) in breach of this Agreement or (ii) absent from his responsibilities under this Agreement as a result of incapacity due to mental or physical illness or injury for a period of sixty (60) or more days during any year.

(c)	This Agreement and the Term will automatically terminate on Special Advisor’s death.

(d)	Upon termination or expiration of this Agreement and the Term without renewal, Special Advisor agrees to return all property belonging to the Company and any of its parents, subsidiaries or affiliates (collectively, “AIG”) and not to make or retain any copies, duplicates, reproductions or excerpts of AIG’s materials and not to access, utilize or affect in any manner, any of AIG’s property, including, without limitation, its electronic communications systems or any information contained therein.
6.	Logistics and Expenses
(a)	During the Term, Special Advisor will be provided with office space appropriate for his services as Honorary Chairman, administrative support, transportation services (including a car and driver for business purposes only) and reimbursement for travel (including first class travel for airfare between Hong Kong and New York), hotel accommodations and club memberships, as deemed appropriate by the Company.

(b)	Special Advisor agrees to abide by all of AIG’s policies and procedures applicable to outside consultants that are related to the items described under paragraph 6(a) above, and he agrees to purchase all reimbursable air tickets through a travel agency approved by AIG.
7.	Non-Competition, Non-Hire
(a)	Other than for the purpose of AIG’s businesses, Special Advisor will not, during the Term, do or permit any of the following without the prior written consent of AIG:
(i)	Solicit any person who is or has been during the Term a customer of AIG for the purpose of offering to that person goods or services similar to or competing with those of the business conducted by the Company during the Term;

(ii)	Solicit or entice away, or endeavor to solicit or entice away, any director or employee of AIG;

(iii)	Cause or permit any person directly or indirectly under Special Advisor’s control to do any of the acts or things specified above;

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(iv)	Be employed by an organization that provides goods or services similar to or that competes with the business conducted by the Company during the Term; and

(v)	Act as director, advisor or consultant or any other similar role in an organization that provides goods or services similar to that competes with the business conducted by the Company during the Term (this obligation shall not prevent Special Advisor from serving as an outside director as appointed by AIG).

The parties acknowledge and agree that the terms of this Agreement, including this paragraph 7, do not prevent Special Advisor from providing services to other entities (including non-AIG entities) that do not provide goods and services similar to, and that do not compete with, the business conducted by the Company.
(b)	Ownership of not more than 1% of the outstanding stock of any publicly traded company will not be a violation of this paragraph.

(c)	In addition to any other rights the Company may have, including those under paragraphs 5 and 12(e), which are expressly retained, if Special Advisor violates any provision of this paragraph 7, the Company may declare any prior payments made to Special Advisor under paragraph 3 of this Agreement void. Special Advisor agrees that, under such circumstances, he will promptly return all prior payments made to him under paragraph 3 of this Agreement.

(d)	Each undertaking in paragraph 7(a) will be treated as independent of the other undertakings so that, if one or more is held to be invalid as an unreasonable restraint of trade or for any other reason, the remaining undertakings will be valid to the extent that they are not affected.

(e)	While the undertakings in paragraph 7(a) are considered by the parties to be reasonable in all the circumstances, if one or more is held invalid as an unreasonable restraint of trade or for any other reason but would have been held valid if part of the wording had been deleted, the period reduced or the range of activities or area dealt with reduced in scope, the undertakings will apply with such modifications as may be necessary to make them valid.
8.	Representations and Warranties

Special Advisor represents and warrants that in his capacity as Honorary Chairman he will:
(a)	Devote the necessary and appropriate amount of time, attention and skill to the performance of his duties;

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(b)	Conduct himself with proper regard to the best interest of the Company and use his best efforts to promote its interests;

(c)	Always abide by all of AIG’s rules and procedures applicable to AIG’s outside consultants;

(d)	Obey AIG’s Code of Conduct (“Code”) as it applies to outside consultants, as attached in Exhibit 1 to this Agreement and which Code is made a part of this Agreement;

(e)	Not disparage AIG, its officers or employees during or after his service as Honorary Chairman; and

(f)	Maintain the confidential nature of all records and information (including electronic data) of AIG and not discuss those records or information except as required in the performance of Special Advisor’s authorized duties.
9.	Confidentiality
(a)	Except as reasonably required in the performance of Special Advisor’s authorized duties, Special Advisor covenants that he will not at any time during the Term or at any time thereafter disclose to any person or otherwise make use of any of the Confidential Information which has been collected by him or made known to him by virtue of his services under this Agreement. Special Advisor further covenants to take all reasonable steps to prevent unauthorized use or disclosure of any Confidential Information.

(b)	The foregoing provision does not apply to:
(i)	Information that by means other than Special Advisor’s deliberate or inadvertent disclosure becomes well known or readily ascertainable by the public; or

(ii)	Disclosures compelled by judicial or administrative proceedings following Special Advisor’s diligent challenge to such disclosure and after having afforded AIG the opportunity to participate in such proceeding.
(c)	All notes, data of every kind (including electronic data), information and/or memoranda of any nature and in particular the Confidential Information which will be acquired, received or made by Special Advisor during the Term will be the property of the Company and will be surrendered by him to the Company upon the termination of this Agreement and the Term or at the request of the Company at any time during the Term or any time thereafter.

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(d)	Special Advisor acknowledges that this condition may not be altered nor its obligations excused except by a written document signed by a corporate officer of the Company.

(e)	The obligations contained in this paragraph 9 will endure, even after the termination of this Agreement and the Term, except and until any Confidential Information enters the public domain as set out above.

(f)	For purposes of this Agreement, “Confidential Information” means information which is not publicly known relating to the business affairs, proprietary products, technology, research, development and trade secrets of AIG and other legal entities with which AIG deals in commercial transactions.
10.	Independent Contractor

Special Advisor agrees that he is performing his services under this Agreement as an independent contractor and not as an employee of the Company or any of its parents, subsidiaries or affiliates. Special Advisor will be responsible for all taxes and other non-reimbursable expenses attributable to the rendition of these services and he will indemnify, hold harmless and defend the Company and their parents, subsidiaries and affiliates and their incumbent or former officers, directors, consultants, employees, successors and assigns, from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including, but not limited to, any federal, state, local or foreign taxing authority, arising out of Special Advisor’s alleged failure to pay federal, state, local or foreign taxes during the Term or in respect of amounts paid during the Term. Nothing in this Agreement will be deemed to constitute a partnership or joint venture between Special Advisor and any member of AIG, nor will anything in this Agreement be deemed to constitute any member of AIG or Special Advisor as the agent of the other. Except pursuant to this Agreement, neither Special Advisor nor any member of AIG will be or become liable to or bound by any representation, act or omission whatsoever of the other.

11.	Release of Claims; Acknowledgment
(a)	Special Advisor agrees to waive and release American International Group, Inc., the Company, their parents, subsidiaries and affiliates and their officers, directors, and employees from any and all rights and claims under United States and Hong Kong law and the laws of all other relevant jurisdictions to the greatest extent permitted by applicable law, except any rights relating to obligations under this Agreement and as set forth in the two schedules provided to him in connection with his retirement (the “Schedules”). Special Advisor acknowledges that he is not owed any amounts from AIG except as set forth in this Agreement and in the Schedules. Payment of any sum referred to in the Schedules shall be made

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only upon receipt of required regulatory approvals and in accordance with the conditions thereof.

(b)	Special Advisor agrees to execute any documentation that AIG may reasonably request to give effect to this paragraph.
12.	Miscellaneous
(a)	Neither party may assign, transfer or subcontract this Agreement or any of its obligations hereunder without the other party’s express, prior written consent. Notwithstanding the foregoing, the Company may assign this Agreement to an entity under AIG’s operation, management or control or to a purchaser of or successor to the assets of any entity or business line to which Special Advisor is to provide services under this Agreement.

(b)	Special Advisor agrees that he will not issue any press release or public statement of any kind, or publicize this Agreement or the business relationship between the parties without the prior review and approval of AIG, except as required by applicable law upon notice to AIG.

(c)	This Agreement will be governed by the law applicable in Hong Kong and the parties irrevocably and unconditionally submit to the non-exclusive jurisdiction of the courts of Hong Kong.

(d)	Special Advisor acknowledges that the services he is to provide under this Agreement are of a specific, unique and extraordinary character and that his breach or threatened breach of the “Non-Competition, Non-Hire” provisions set forth in paragraph 7 or the “Confidentiality” provisions set forth in paragraph 9 would cause irreparable injury to the Company, its parents, subsidiaries and affiliates for which monetary damages alone will not provide an adequate remedy. Accordingly, in addition to any rights or remedies the Company may have available to it under this Agreement or otherwise, it also will be entitled to an injunction to be issued by any court of competent jurisdiction, restraining Special Advisor from committing or continuing any violation of this Agreement. Special Advisor agrees that no bond will need to be posted for the Company to receive such an injunction, and no proof will be required that monetary damages for violations of the non-competition provisions would be difficult to calculate and that remedies at law would be inadequate. The provisions of paragraph 9 of this Agreement will survive the termination of this Agreement.

(e)	This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior and contemporaneous representations, proposals, discussions and communications, whether oral or in writing. This Agreement may be modified only in a writing signed by Special Advisor and the Company; with respect to paragraph 4, this Agreement can only be

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amended in a writing signed by Special Advisor, the Company and American International Group, Inc. This Agreement may be executed in any number of counterparts and such counterparts may be obtained by facsimile transmission, each of which taken together will constitute one and the same instrument.

(f)	Any notices given under this Agreement (i) by the Company to Special Advisor will be in writing and will be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to or (ii) by Special Advisor to the Company will be in writing and will be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to American International Assurance Company, Limited, care of General Counsel, American International Group, Inc., 70 Pine Street, New York, New York 10270.

Accepted and Agreed:

/s/ Edmund S.W. Tse March 20, 2009

Edmund S.W. Tse Date

American International Assurance Company, Limited

By:	/s/ Mark Wilson March 20, 2009 Name: Mark Wilson Date
Title: President AIA

Accepted and Agreed Solely With Respect To Paragraph 4:

American International Group, Inc.

By:	/s/ Anastasia D. Kelly March 26, 2009 Name: Anastasia D. Kelly Date
Title: Vice Chairman

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Exhibit 1
American International Group, Inc.
Code of Conduct
[Available at AIG’s corporate website, http://www.aigcorporate.com]

March 24, 2009
Mr. Edmund S.W. Tse
Dear Edmund:
Following our conversation on Friday, we have mutually confirmed that the date of your retirement from American International Group, Inc. (“AIG”) and its Board of Directors will be the date of our 2009 Annual Meeting of Shareholders.
I am heartened that even after your retirement, we will continue to benefit from your deep expertise and knowledge of our Asian operations as we continue to execute our restructuring and divestiture program during difficult times. To coordinate your ongoing contributions to AIG, we will hereby amend the Services Agreement, dated as of March 20, 2009, between you, American International Assurance Company, Limited and AIG, to provide that the “Term” of that Agreement will instead begin on the date of our 2009 Annual Meeting of Shareholders. In addition, please find attached the final schedules referred to in the Services Agreement, reflecting your retirement date, updated estimates of your benefits and the final amounts of your plan awards.
I thank you again for your decades of dedicated service to AIG.
Sincerely,

/s/ Edward M. Liddy

Accepted and agreed:

/s/ Edmund S.W. Tse
Edmund S.W. Tse

/s/ Mark Wilson
American International Assurance Company, Limited
By: Mark Wilson, President

SCHEDULE 1
Edmund S. W. Tse — Retirement Benefits Summary
Hong Kong Staff Provident Fund
Mr. Tse participates in the Hong Kong Provident Fund. The Fund includes contributions from both AIG and Mr. Tse. Amounts contributed each year, and earnings thereon, are distributed in a lump sum payment upon a participant’s retirement after reaching age 65. Mr. Tse is currently age 71 and eligible for a lump sum distribution at retirement.
Mr. Tse’s updated December 31, 2008 Provident Fund Account balance for his Company and Employee contribution amounts are summarized below:

Company	HK$	35,253,451.28
Employee	HK$	6.427,972.38

Total Account	HK$	41,681,423.66
For a retirement date effective May 13, 2009 the total lump sum amount will be subject to market fluctuations and additional contributions made between January 1, 2009 and May 13, 2009.
Supplemental Executive Retirement Plan
Mr. Tse is a participant in the Supplemental Executive Retirement Plan (SERP). The retirement benefit from the SERP is payable at retirement in the form of an annuity. The SERP formula, based upon Mr. Tse’s age and length of service, would provide a lifetime annuity based upon 60% of Final Average Base Pay earned in the 36 months prior to retirement, reduced by the annuity equivalent of the lump sum payment Mr. Tse will receive from the Company portion of his Provident Fund account. The lump sum in the Provident Plan is converted to an equivalent annuity using the conversion factors in our qualified pension plan.
Mr. Tse’s SERP benefit estimate (using base pay through May 13, 2009 and his December 31, 2008 Provident Fund account balance) with service projected to May 2009 is provided below.

SERP Annual Annuity:	$540,609
Less Provident Fund Annuity Equivalent:	(453,311)	*

* (FX rate @ 0.129057 as of 3/23/09)
SERP Annual Retirement Benefit:	$87,298	*

*	This SERP benefit is payable as a lifetime annuity for Mr. Tse’s lifetime only. The annual amount is paid monthly effective the first of the month after Mr. Tse’s retirement effective date. The SERP also offers other payment options which result in a reduction to this amount to provide a survivor annuity benefit or to provide payments on a guaranteed basis for 10 years. The actual SERP benefit will be calculated using the actual market values in the Provident fund as of May 13, 2009 and will not commence until after the actual fund performance results through that date are officially finalized.

SCHEDULE 1 (cont’d)
Edmund S. W. Tse — Retirement Benefit Summary
Corporate Officer Group Life Insurance Benefit
Mr. Tse’s retiree life insurance benefit is based upon 36 times his basic monthly salary with a cap at HK$3,000,000.
The amount of insurance in retirement is subject to reduction based upon the following schedule:

Year After Retirement	Percentage of Amount of Insurance
First	100%
2nd year after year	50%
Comprehensive Major Medical Plan of the Legency Plan for Retired Employee
Provides comprehensive retiree medical coverage for the retiree and his spouse.
For 2009 retirements, there is an annual premium contribution of USD $900 for retired employees and USD $900 for spouse coverage. The required contribution is paid on a monthly basis of USD $150 for retiree and spouse coverage.

SCHEDULE 2
Edmund Tse

Shares and Cash Due Upon Retirement

Plan	Grant	Earned Shares	Earned Cash
Time-vested RSUs	Dec 2007	22,404
AIG DCPPP	2005-2006	76,800
AIG Partners Plan	2006-2007	23,020
AIG Senior Partners Plan	2005		$ 3,850,000
	Jan 2004 - Dec 2006		$ 5,783,750
	Jan 2005 - Dec 2007		$ 4,754,750
TOTAL EARNED SHARES OR CASH PAYABLE		122,224	$14,388,500